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                                                                      EXHIBIT 12



                              COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                  Nine Months Ended
                                                        Year Ended December 31,                     September 30,
                                        ----------------------------------------------------- ---------------------------
                                                                                   Pro Forma,                  Pro Forma,
                                                                                  as combined                 as combined
                                       1992     1993      1994     1995     1996      1996    1996      1997      1997
                                       ----     ----      ----     ----     ----      ----    ----      ----      ----

Ratio of earnings to fixed charges:
  Fixed charges:
    Interest expense ..............  $1,727  $ 2,447   $ 2,697   $2,720  $ 2,578   $ 15,923   $1,962  $ 4,557   $10,370
    Amortization of debt
      issuance costs ..............      50       50        50       50       13        400       13       --       300
    Estimated interest component
      of rent expense .............     268      334       323      303      354        476      182       277      315
                                     ------   ------   -------   ------  -------    -------   ------   -------  -------
Total fixed charges ...............  $2,045  $ 2,831   $ 3,070   $3,073  $ 2,945   $ 16,799   $2,157   $ 4,834  $10,985
                                     ======  =======   =======   ======  =======   ========   ======   =======  =======
Earnings (loss) from operations
    before income taxes ...........  $2,897  $(4,455)  $(2,714)  $1,741  $(8,955)  $(38,182)  $4,368   $13,641  $11,029
Add: Non-recurring items ..........   1,640       --        --       --   15,800     15,800       --        --       --
     Fixed charges .................  2,045    2,831     3,070    3,073    2,945     16,799    2,157     4,834   10,985
                                     ------   ------   -------   ------  -------   --------   ------   -------  -------
Earnings (loss) available
  for fixed charges ................ $6,582  $(1,624)  $   356   $4,814  $ 9,790   $ (5,583)  $6,525   $18,475  $22,014
                                       3.22       --        --     1.57     3.32        --      3.02      3.82     2.00
                                     ======   ======   =======   ======  =======   ========   ======   =======  =======



*  Earnings did not cover fixed charges during the period noted.